January 12, 2001




Board of Directors
MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, Indiana 47305


Members of the Board:

         We have acted as counsel to MutualFirst Financial Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 581,961 shares of the Company's common stock, par value $.01, per share (the "Common Stock"), to be offered pursuant to its 2000 Stock Option and Incentive Plan and 232,784 shares of the Company's Common Stock to be offered pursuant to its 2000 Recognition and Retention Plan (collectively, the "Plans").

         We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Company's Articles of Incorporation, as amended, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is our opinion that the shares of Common Stock being so registered have been duly authorized. The shares of Common Stock when and if issued, sold and paid for as contemplated by the Plans, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

         We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Silver, Freedman & Taff, L.L.P.

                                             SILVER, FREEDMAN & TAFF, L.L.P.